Exhibit 10.4

VESSEL CONSTRUCTION AGREEMENT

HULL NO.: 337

PRICE: $ Forty Million Two Hundred Fifty Thousand Dollars and No Cents

($40,250,000.00)

DELIVERY DATE: 487 Days after Receipt of Down Payment

CONTRACT

This Agreement entered into as of the 27th day of August, 2003

BETWEEN

LEEVAC INDUSTRIES, LLC

(Hereinafter called “LEEVAC” or “BUILDER”).

AND

PNK (LAKE CHARLES), L.L.C.

(Hereinafter called “OWNER”).

WITNESSETH:

ARTICLE I – SCOPE

A.	For the price and sum of: FORTY MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS, U.S. currency ($40,250,000.00), BUILDER agrees, at its own risk and expense, subject to and as qualified by, the other terms and conditions of this Agreement, complete and deliver to OWNER, afloat at delivery point determined by Article II-C below, on or before FOUR HUNDRED EIGHTY SEVEN (487) DAYS after receipt of Down Payment, time being of the essence, as hereinafter provided one riverboat casino (hereinafter called the “Vessel”) constructed, outfitted and tested in accordance with the attached Specifications and Contract Drawings labeled as follows:

SPECIFICATIONS

FOR THE CONSTRUCTION OF A

330’ X 225’ SINGLE LEVEL PADDLEWHEEL CASINO VESSEL

RODNEY E. LAY & ASSOCIATES, INC.

PROJECT 4075

August 20, 2003, Revision 5

Contract Drawings per Exhibit “A”

Guidance Drawing per Exhibit “B”

Matrix of Casino and Casino Support Items per Exhibit “C”

Certificate of Delivery and Acceptance per Exhibit “D”

References

1. Quotation Letter from LEEVAC dated April 28, 2003.

2. Quotation Letter from LEEVAC dated August 21, 2003.

3. The Specifications and Contract Drawings that have been identified by the signatures of the parties hereto, and are herby made a part of this Agreement.

B.	BUILDER agrees to furnish a suitable location for the construction of the Vessel. BUILDER agrees to furnish all labor, tools, equipment, materials, services, and fees necessary for the construction and completion of said vessel, except as otherwise indicated herein or in said Specification or Contract Drawings.

C.	BUILDER shall be responsible for the adequacy and accuracy of the Specifications and Contract Drawings with regard to compliance with any requirements or classifications mandated by USCG or any other governmental or regulatory body for the intended or actual use of the Vessel, in effect as of date of this Contract.

D.

BUILDER will provide and/or install ready for use all parts, equipment and appurtenances shown in the Specifications and Contract Drawings (including OWNER Furnished items, except those items to be installed by OWNER or its Subcontractors). BUILDER shall store, safe keep and handle OWNER’s equipment and supplies both prior to and after placement on board. BUILDER shall allow sufficient working area and time to allow the timely and safe installation of equipment and loading of supplies prior to Vessel’s departure voyage to its final mooring area.

E.	BUILDER will allow OWNER and/or its representative’s at all reasonable times to examine the Vessel during construction.

F.	BUILDER will provide OWNER with a production and completion schedule at execution of this document, and update the schedule every thirty (30) days going forward.

G.	BUILDER will do all work hereunder in a good and workman-like manner in accordance with the Specification and Contract Drawings. All material and equipment shall be in accordance with the Specifications, Contract Drawings, Matrices and Exhibits herein.

ARTICLE II – DELIVERY

A.	BUILDER agrees, subject to the other provisions of this Agreement, to complete and deliver said Vessel to aforesaid OWNER free and clear of all liens, claims and encumbrances, except such as OWNER, or its subcontractors, their employees and/or agents and/or vendors shall cause to be placed on the Vessel, and OWNER agrees to accept delivery upon completion of the vessel at the agreed delivery point set forth in Article II-C below.

B.	BUILDER agrees to deliver the Vessel to OWNER after satisfactory completion as per Drawings, Plans, Specifications and Matrices at OWNER’s coffer cell (Lake Charles) on or before the Delivery Date specified, or such later date as may be required by reason of agreed changes in the Vessel or by reason of Force Majeure delays as that term is defined in Article V.

C.	The Vessel, after receiving USCG approvals, shall be inspected by OWNER safely afloat in the coffer cell. BUILDER shall execute a “Certificate of Completion and Acceptance” in a form reasonably acceptable to OWNER at the time of delivery for such Vessel. A form of the unsigned “Certificate of Completion and Acceptance” is attached as Exhibit “D” to this Agreement.

D.

In the event the contract work is not finished at the time BUILDER tenders the “Certificate of Completion and Acceptance”, OWNER shall have the option, if it, in its sole discretion, deems the Vessel fit for service, take Acceptance of the Vessel and treat all “unfinished work” as a Guarantee Defect as set forth in Article IX. In that event, Builder’s Certificate of Completion and Acceptance shall specify all unfinished work. The parties shall agree as to the amount to be withheld from the Acceptance Payment and the Vessel shall be delivered to OWNER upon OWNER paying the undisputed amount to BUILDER and by withholding the amount for “unfinished work” until such time that BUILDER completes the “unfinished work” and OWNER accepts the “unfinished work” as complete. BUILDER shall invoice OWNER for completion of “unfinished work” and, provided the work meets the standards of Article II C, OWNER shall, within thirty (30) days of receipt of Invoice, pay BUILDER. If OWNER does not exercise such option, BUILDER shall completely finish all contract work.

E.	BUILDER shall furnish OWNER on delivery of the Vessel a Bill of Sale and Builder’s Certificate together with whatever other documents may be required by law or by any other regulatory agency of the United States having jurisdiction in the premises in order for OWNER to document the Vessel; and will assist OWNER, or its agent, in acquiring all required information to enable OWNER to obtain all certificates necessary to operate the Vessel as intended. Any expense in connection with documentation or Certification of the Vessel shall be paid by OWNER.

ARTICLE III – DOWN PAYMENT

Down Payment of 15% shall be made upon Contract Signing.

ARTICLE IV – SUBSEQUENT PAYMENTS

A.	OWNER agrees to pay to BUILDER at address indicated on applicable BUILDER’s invoice the following “Interim Installment Payments” for such Vessel providing that the BUILDER has satisfactorily demonstrated completion in accordance with the completion schedule as referenced in Article I – F.

5.0% 60 days after receipt of Down Payment

5.0% 90 days after receipt of Down Payment

5.0% 120 days after receipt of Down Payment

5.0% 150 days after receipt of Down Payment

5.0% 180 days after receipt of Down Payment

5.0% 210 days after receipt of Down Payment

5.0% 240 days after receipt of Down Payment

5.0% 270 days after receipt of Down Payment

5.0% 300 days after receipt of Down Payment

5.0% 330 days after receipt of Down Payment

5.0% 360 days after receipt of Down Payment

5.0% 390 days after receipt of Down Payment

5.0% 420 days after receipt of Down Payment

5.0% 450 days after receipt of Down Payment

5.0% 480 days after receipt of Down Payment

All Change Orders are to be paid monthly, based on mutually agreed percent complete.

B.	Upon completion of the Vessel by BUILDER and acceptance thereof by OWNER in accordance with the Agreement, OWNER agrees to pay the BUILDER at address indicated on applicable BUILDER’s invoice the “Acceptance Payment” consisting of:

1.	The 10% balance due on Contract Price set out in Article 1-A above.

2.	Any applicable State or Local Sales and/or Use Taxes.

3.	Plus or less any changes in contract price resulting from agreed changes in the specifications and Contract Drawings in accordance with Article VII below not previously invoiced and/or paid.

4.	Less any liquidated damages for delay in accordance with Article VI below.

C.	BUILDER will give OWNER notice of intended date of issuance of each “Interim Installment Payments” invoice not more than 10 nor less than 7 days before issuance. All “Interim Installment Payments” and the “Acceptance Payment” will be due by wire transfer to Hibernia National Bank ABA #065000090, Final Credit: LEEVAC Industries, LLC Account # 6020041186.

D.	The “Interim Installment Payments” shall be payable within fifteen days after presentation of BUILDER’s invoice and the “Acceptance Payment” shall be payable upon BUILDER’s invoice and the “Certificate of Completion and Acceptance” of said Vessel signed by BUILDER and OWNER.

E.	The BUILDER shall furnish an invoice for each “Interim Installment Payment” which shall state (i) the month invoiced; (ii) that the contract work completed complies with the Contract Drawings and Specifications and this Agreement; and (iii) that lien releases for all claims upon said Vessel for labor, materials or equipment for said Vessel have been received by the OWNER, except those created by the OWNER, its subcontractors, vendors, or employees. The Interim Installment Invoice shall be executed and certified by the President or Assistant Secretary/Treasurer of BUILDER. If BUILDER has any outstanding lien on Vessel, OWNER shall not be obligated to make payment until lien is resolved, unless such liens are held by the OWNER or its vendors.

F.	It is agreed that time is of the essence of this Contract and that the failure of Owner to timely pay to Builder the sums of money agreed to be paid hereunder, at the times and in the manner above set forth, shall automatically extend the agreed Delivery Dates by the number of days equal to the number of days from the Payment Due Date to the actual date of payment, provided Builder has complied with Article IV – C and D.

G.

The Certificate of Completion and Acceptance shall state (i) that the Vessel has been completed; (ii) that all trials and tests have been satisfactorily completed; (iii) that the Vessel complies with the Specifications and Contract Drawings and this Agreement, and is free from defects in materials and workmanship; (iv) that there are no liens or claims upon said Vessel for materials, equipment or labor for said Vessel, except those created or incurred by the OWNER, its subcontractors, vendors or employees.

H.	The making of the Interim Installment Payments or Acceptance Payment with respect to the Vessel shall not stop the OWNER from thereafter asserting any right or remedy accruing to it because of the failure of the BUILDER to construct and deliver the completed Vessel in accordance with the terms thereof.

ARTICLE V – FORCE MAJEURE AND DELAYS

A.	All agreements of the BUILDER contained in this contract respecting the Date of Delivery of the Vessel shall be subject to extension by reason of “Force Majeure”, which term is hereby declared to be any delay caused by fire, explosion, lightning, flood, windstorm, hurricane, tornado or extraordinary rains, earthquakes, act of war, strikes, or civil riot which prevent work for two (2) consecutive days and not caused, or contributed to, by BUILDER; and including non-delivery and/or late delivery of all OWNER furnished equipment subject to the further terms hereinafter set forth.

B.	Delays in receiving supplies, materials and equipment shall not be considered Force Majeure unless (a) caused by strikes or lockouts of workmen or (b) BUILDER establishes to the satisfaction of OWNER that (1) BUILDER timely ordered such supplies, materials and equipment and (2) BUILDER exercised due diligence to obtain delivery and (3) no other source of supply was reasonably available (relative price being a factor to be considered).

C.	Delays caused by late receipt of OWNER furnished equipment shall not be considered Force Majeure unless BUILDER has notified OWNER in writing of date by which each such item of OWNER furnished equipment must be delivered to BUILDER’s Jennings or Lake Charles Yard in time to allow OWNER by utmost diligence to cause timely delivery. BUILDER shall provide OWNER with a schedule indicating latest on-site arrival date for each OWNER furnished component.

D.	Failure of OWNER to remit Interim Payments, as per Article IV, D shall be considered a delay and the delivery date of the Vessel shall be automatically extended by a period of time equal to total of said delays.

E.

BUILDER shall have no responsibility for Force Majeure delays, other than to inform the OWNER in writing of the occurrence of a Force Majeure within three business days of its occurrence and to include with that notice (i) a description of the event and (ii) its expected duration. BUILDER shall inform OWNER of the end of a Force Majeure event within three business days of its cessation and include an estimate of the delay in Deliver Date, if any, caused by that event. Failing such notices, BUILDER shall not have the benefit of the Force Majeure clause for said event. The BUILDER shall maintain records of such delays and allow OWNER to inspect same upon request at all reasonable times. The Delivery Date for the Vessel shall automatically be extended by a period of time equal to the total of said delays (Extended Delivery Date) relating to the Vessel unless the OWNER, within ten (10) days after receiving the aforesaid notice of a Force Majeure event, in which event the rights of both parties, with respect to treating such events as Force Majeure, shall be preserved.

ARTICLE VI – LIQUIDATED DAMAGES PROVISION

A.	All work on the Vessel contemplated hereunder shall be completed and delivery on the Vessel effected on or before the Delivery Date set forth on the first page of this Agreement or such extensions of time as are provided for herein. Both parties recognize that because during construction OWNER will make contracts depending upon the use of the Vessel and that delivery time is of the essence and that delivery delay will result in substantial damages not susceptible of accurate calculation. In the event the Vessel is not completed and delivered to the OWNER 30 days from the Delivery Date or Extended Delivery Date by the provisions of this Agreement, OWNER will deduct from Delivery Payment for the Vessel the sum of Fifteen-Thousand Dollars ($15,000.00) per day for each day following the Delivery Date, or the Extended Delivery Date until the Vessel is actually completed and accepted by OWNER. This is in lieu of all other damages, direct or consequential, which may result to OWNER from delay. The maximum Builder shall pay as liquidated damages under this agreement is Nine Hundred Thousand Dollars ($900,000).

B.	In the event the parties are unable to agree on the above reduction of the Acceptance Payment, the Vessel shall nevertheless be accepted by OWNER upon OWNER paying the undisputed amount to BUILDER, and by placing the disputed portion of the acceptance in a Certificate of Deposit with a bank or in prime grade commercial paper, which is mutually acceptable to both parties, to be withdrawn only upon signatures of both OWNER’s and BUILDER’s attorneys, interest to be accumulated and payable in proportion to the resolution of the dispute, and the certificate to be held by OWNER’s attorneys.

ARTICLE VII – CHANGES IN SPECIFICATIONS AND CONTRACT DRAWINGS

A.	The right is reserved by OWNER to make any deductions for or additions or substitutions to the said Specifications and Contract Drawings on giving due notice in writing to BUILDER; the cost of any such changes to be added to or deducted from the Contract price. If any such change will delay the completion of the work, BUILDER will be allowed additional time sufficient to cover such delay. The increased or reduced cost, or any additional time required, as aforesaid, shall be submitted to OWNER by BUILDER within three (3) business days and shall be acted upon by OWNER in three (3) business days from receipt in writing before such change is made.

B.	Cost of any change considered an addition or a deletion shall be “labor” and “materials” and BUILDER’S mark up, unless BUILDER and OWNER have previously agreed to some other pricing. Cost of any change considered a substitution shall be the difference between cost of addition and cost of deletion.

C.	Changes required by USCG or any other regulatory body shall be subject to the same Change Order procedure, provided they are not based on laws, rules or regulations, in force prior to date of execution of this Agreement that were the responsibility of BUILDER.

ARTICLE VIII – RISKS AND INSURANCE

A.	All risks of damage to or destruction of the Vessel, all machinery, materials and equipment provided by BUILDER and all liability, to or for labor employed by the BUILDER and subcontracted effort arranged for by the BUILDER on or about the Vessel during construction and prior to delivery and acceptance, shall be the responsibility of the BUILDER. Pre-keel and full form Builder’s Risk Insurance acceptable to OWNER (including loss or damage caused by strikes, locked-out workmen or persons taking part in labor disturbances or riots, or civil commotions, without deletions of protection and indemnity and collision clauses, and including risks of earthquakes, with endorsements attached covering losses or damage caused by vandalism and malicious mischief) will be maintained by BUILDER at BUILDER’s expense. Such insurance shall cover the completed value of the Vessel and any agreed change orders. The agreed starting value and ending value of the Vessel shall be established by OWNER and BUILDER and BUILDER’s subcontractors shall maintain Workmen’s Compensation, Longshoreman’s and Harborworker’s Compensation not less than minimum required by statute, and Public Liability Insurance of $1,000,000. BUILDER shall provide relevant copes of insurance policies prior to signing of this agreement. OWNER or OWNER’s subcontractors as the case may be, shall maintain workman’s compensation, longshoreman’s and harbor worker’s compensation insurance not less than the minimum required by statute, and public liability insurance of $1,000,000. OWNER or OWNER’s subcontractors (if any) shall provide relevant copies of insurance policies prior to commencing any work at BUILDER’s Jennings or Lake Charles Shipyard(s) or on Vessel.

B.

The said Builder’s Risk Insurance and Public Liability Insurance shall be taken out in the name of BUILDER, OWNER and “Construction Financing Entity”, and all casualty losses under such policies shall be payable to the BUILDER and OWNER and “Construction Financing Entity”, as their interest may appear. The policy shall provide that there shall be no recourse against the OWNER for payment of premiums or other charges and shall further provide that at least thirty (30) days’ prior written notice of any cancellation for the non-payment of premiums or other charges shall be given to the OWNER by the Insurance underwriters. The originals of all cover notes and policies shall be delivered to the BUILDER, with duplicates thereof to OWNER.

Policies not in conformance herewith shall be conformed or surrendered and canceled upon direction of the OWNER and new policies procured in conformance herewith.

C.	If, prior to Acceptance by Owner, the Vessel, its machinery, equipment or material shall be damaged, such damage shall be repaired by the BUILDER or replacement shall be supplied by the BUILDER at its sole cost and expense except for OWNER furnished material and equipment not covered under Builder’s Risk Insurance.

D.	For actions prior to delivery and acceptance of the Vessel, the BUILDER shall at its own cost and expense indemnify, protect and defend the Vessel and the OWNER against any and all claims, suits, actions, maritime liens, and other liens and costs and expenses incident thereto (including reasonable attorney’s fees and costs) arising from injury to, or death of BUILDER’s employees, workmen, BUILDER’s subcontractors, trespassers, licensees, invitees or all other persons; and, from property damage whether in, or on, or about the Vessel and the work to be performed hereunder due in whole or in part to the act, neglect, or default of BUILDER or BUILDER’s subcontractors or their agents or employees. It being expressly understood that the workmen other than compensated employees or subcontractors of OWNER, engaged upon the work on the Vessel, shall at all times be employees or subcontractors of the BUILDER and not of the OWNER.

E.	For actions prior to delivery and acceptance of the Vessel, the OWNER shall at its own cost and expense indemnify, protect and defend the Vessel and the BUILDER against any and all claims and costs and expenses incident thereto (including reasonable attorney’s fees and costs) arising from injury to, or death of OWNER’s employees, or OWNER’s subcontractors, or property damage whether in, or on, or about the vessel and the work to be performed hereunder, due in whole or in part to the act, neglect, or default of the OWNER or OWNER’s subcontractors or their employees or agents.

F.	In the event there is an actual total loss or constructive total loss of the Vessel, this Contract shall be terminated upon receipt by OWNER and BUILDER, and “Construction Financing Entity” as interest may appear, of the proceeds of the insurance required pursuant to this Article VIII for such actual loss or constructive total loss, or if such actual loss or constructive total loss shall occur through the operation of a risk not covered by insurance for which the BUILDER assumes the risk as herein set forth, upon receipt by OWNER of payment of the full amount as interest may appear.

G.	For purposes of this Article VIII-F, it is agreed that “as interest may appear” shall be construed to mean that OWNER and “Construction Finance Entity” are entitled to refund of amounts paid by OWNER as Down Payment and Interim Installment Payments, and BUILDER for labor expended and material/equipment purchased but not yet reimbursed.

H.	OWNER shall also hold harmless BUILDER as pertains any loss of OWNER furnished equipment and material while in the care, custody and control of BUILDER or Subcontractor of BUILDER.

I.	Payment and Performance Bond. BUILDER shall, at OWNER’S expense, furnish Payment and Performance Bonds upon execution of this Agreement covering the full and faithful payment and performance of this Agreement and all the obligations arising in connection therewith, said bonds to be in such form and amount as OWNER prescribes and with sureties which OWNER approves.

ARTICLE IX – GUARANTEE

A.	The Vessel will be built in accordance with the Specifications and Contract Drawings in a good and workmanlike manner, free from defects in material and workmanship and BUILDER agrees at BUILDER’s expense including transporting labor and supplies, to repair or replace any defects discovered within 365 days of delivery and acceptance excepting machinery and equipment manufactured by others and/or furnished by OWNER; however, BUILDER shall assign and subrogate to OWNER all warranties by said manufacturers and agrees to extend full cooperation to OWNER, as needed, to coordinate in enforcing such warranties. PNK took out “this is in lieu of all other expressed or implied warranties.

B.	In the event of any defect covered by BUILDER’s guarantee, BUILDER will make repairs or replacements at the expense of BUILDER at OWNER’s Lake Charles site.

1.	OWNER shall give prompt notice and BUILDER shall have reasonable time and opportunity (seven days) under the circumstances, to inspect the Vessel before work is undertaken; and

2.	BUILDER shall have the right, reasonable time, and opportunity, under the circumstances, to negotiate price with the shipyard or repairman; and

3.	BUILDER’s liability for repair or replacement costs shall not exceed the expense which BUILDER would have been incurred as determined using actual hours incurred and actual direct material cost incurred by the OWNER with the BUILDER’s then current appropriate time and material rates applied. BUILDER at its sole option and expense may have a representative present during repairs.

C.	BUILDER shall have no obligation under this guarantee unless such defect becomes manifest within 365 days after Acceptance of the Vessel and notice of claim is given within ten (10) days thereafter. The BUILDER shall not be liable for any consequential or incidental damage occasioned by any defect.

ARTICLE X – DEFAULT

Without limiting any of the following:

A.	BUILDER shall be considered in default under this Agreement in the event (a) during a period of thirty (30) consecutive days (plus the number of days from the beginning of such period when work has been prevented by force majeure causes) no substantial progress has been made in the construction of the Vessel; or (b) that Vessel has not been delivered within thirty-five (35) days after the later of the Delivery Date or Extended Delivery Date.

B.	OWNER shall be considered in default under this Agreement if (a) after a period of 30 calendar days after receipt of an invoice for an Interim Installment Payment, the BUILDER has not been paid, or (b) after 5 calendar days after Acceptance of Vessel, in accordance with Article VI-B, BUILDER has not been paid.

C.	In the event that circumstances beyond the control of the OWNER occur that would cause the OWNER to not have use of the Vessel, the OWNER reserves the right to terminate this Agreement, understanding that all monies owed to the BUILDER including overhead and profit up to that point would become due and payable in full.

ARTICLE XI – ARBITRATION, JURISDICTION AND LAW

A.	General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then most applicable rules of the American Arbitration Association. This agreement to arbitrate shall survive the expiration of this Agreement and shall cover all issues relevant to this Agreement. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in New Orleans, Louisiana.

B.

Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine (9) arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of OWNER, from a list of nine (9) persons (which shall be retired judges or corporate or litigation attorneys experienced in maritime construction matters) provided by the office of the American Arbitration Association having jurisdiction over New

Orleans, Louisiana. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

C.	Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he, she or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

D.	Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

E.	Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

F.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

ARTICLE XII – AGREEMENT CONTROLLING

A.	This Agreement, which includes the Contract Drawings and Specifications and References incorporated herein by reference, contains all the agreements between the BUILDER and the OWNER, and there are no promises or representations by either of them, other than those set forth herein. This Agreement shall not be altered or modified except by an agreement in writing signed by the parties hereto, and no officer, agent, or employee of either the BUILDER or the OWNER shall have the power to waive any provisions hereof, unless such waiver be in writing and signed by a duly authorized representative of each of the parties hereto.

B.	In the event of conflict between this Agreement and the Specifications as adjusted by References and/or Contract Drawings as adjusted by References, this Agreement governs; and as between the Specifications and the Contract Drawings, the Specifications govern.

ARTICLE XIII – INSPECTION, ACCESS, TESTS AND OFFICIAL CERTIFICATES

A.	During construction, BUILDER shall provide OWNER, or its accredited representative, access to inspect the Vessel, material, workmanship, plans, tests and movements. BUILDER shall provide a suitable office for OWNER’s representative and BUILDER shall provide access to suitable facilities and conditions such as a telephone, fax, copy machine, heat and air conditioning. BUILDER will perform all of the tests and trials required of BUILDER in the contract documents. BUILDER will supply all fuel, lubricants and stores for all such tests and trials and will give OWNER at least three (3) business days notice of the date thereof. OWNER shall provide the Captain and Crew upon completion and acceptance of the vessel.

B.	All of the workmanship and material required under this agreement, while the same is in the process of fabrication, erection, construction, installation and performance, shall be inspected promptly by the OWNER and his agents and shall be accepted promptly in accordance with this Agreement and the Contract Drawings and Specifications and all References or rejected promptly in accordance therewith. Failure to object will not stop OWNER from later complaining if OWNER establishes that it used reasonable diligence, under the circumstances, to discover defects promptly. Where the term “promptly” is used, a “reasonable” standard shall be used.

C.	OWNER shall have the right to appoint an “OWNER’s Representative” and OWNER shall inform BUILDER in writing as to the extent of authority OWNER has granted to said OWNER’s representative. In the event of a “working conflict” between OWNER’s Representative and BUILDER, BUILDER shall promptly inform OWNER of the problem and OWNER shall make a due diligence effort to promptly resolve the “working conflict” in a manner amenable to both parties.

D.	BUILDER shall provide access to the Vessel while under construction to inspectors from any Gaming Commission or any other public authority reasonably requested by OWNER.

E.	BUILDER shall not allow access to the Vessel or the shipyard to any companies, representatives, employees (including PNK employees), or visitors that are not specifically related to the construction of the Vessel or the project. All other persons are to receive written approval from the PNK Designated Person prior to access to the Vessel.

ARTICLE XIV – ASSIGNMENT OF THE AGREEMENT

This Agreement shall inure to the benefit of the BUILDER and OWNER and their successors and assigns and shall be binding upon the BUILDER and OWNER and their successors and assigns; provided, however, that BUILDER shall not assign this Agreement or any interest hereunder without the prior written consent of OWNER, such consent to be given in OWNER’s sole discretion, and any assignment without said prior written consent shall be null and void. OWNER may at any time sell the Vessel and/or assign this Agreement, but shall at all times remain liable under this Agreement. BUILDER and OWNER agree that such a sale and/or assignment shall not be grounds for termination of this Agreement.

ARTICLE XV – COMPLIANCE WITH REGULATIONS AND OWNER’S

FINANCIAL DOCUMENTS

The BUILDER shall comply with all laws, rules, regulations and requirements of the departments or agencies of the United States affecting the construction of works, plants and Vessels, in or on navigable waters and the shores thereof, and all other waters subject to the control of the United States and of the Louisiana Gaming Control Board. OWNER shall procure at its own expense such permits from the United States and from state and local authorities as may be necessary in connection with beginning or carrying on the completion of the contract work, and shall at all times comply with all United States, State and local laws in any way affecting the contract work. BUILDER and OWNER acknowledge and agree that all terms and conditions of the Agreement are subject to the approval of the Louisiana Gaming Control Board.

BUILDER acknowledges and agrees that OWNER has provided notice to BUILDER, that OWNER’s funds for the construction and completion of the Vessel will be borrowed and or derived substantially from one or more lenders providing financing for the contract work from time to time (“OWNER’s LENDERS”), and OWNER’S ability to obtain such funds will be subject to one or more loan documents and conditions precedent to advances thereunder. The term “OWNER’s LENDERS” shall also mean and include any and all trustees, intercreditor agents, disbursements agents, administrative agents, consultants, architects, inspectors, construction managers, auditors and engineers appointed or retained directly or indirectly by or on behalf of any of OWNER’s LENDERS.

Notwithstanding any terms of this Agreement to the contrary, BUILDER will diligently continue to perform the work and its obligations under this Agreement notwithstanding any dispute arising with OWNER, OWNER’S LENDERS or any other person or entity, so long as BUILDER continues to be paid in accordance with the terms of this Agreement for all work not in dispute and properly performed in accordance with the terms of this Agreement and not subject to a right to withhold as provided in the Agreement. Nothing in this Agreement, or otherwise, shall cause or impose any obligation on OWNER’S LENDERS to fund any amounts, including any loan advance, to BUILDER.

BUILDER and OWNER acknowledge and agree that certain changes, including increases in the Contract Price and extensions of the Delivery Date may be subject to the approval of OWNER’s LENDERS before becoming effective.

BUILDER agrees to cooperate fully with all such OWNER’s LENDERS, including BUILDER to (a) enter into such amendments to this Agreement as OWNER’s LENDERS may reasonably request so long as such amendments do not materially or substantially alter BUILDER’s rights, duties or obligations under this Agreement and (b) enter into a consent to assignment in favor of OWNER’s LENDERS consenting to the collateral assignment of this Agreement to OWNER’s LENDERS.

ARTICLE XVI – PATENTS

OWNER agrees to protect and hold harmless BUILDER against claims of third persons for damages sustained by reason of the infringement of the patent rights with respect to materials, processes, machinery, and equipment selected, supplied or specifically acquired by OWNER or required by any Plans or Specifications furnished by OWNER. BUILDER agrees to protect and hold harmless OWNER against claims of third persons for damages sustained by reason of infringement of patent rights with respect to materials, processes, machinery and equipment supplied or specifically acquired by BUILDER, or required by any Plans or Specifications furnished by BUILDER.

ARTICLE XVII – USE OF DRAWINGS AND SPECIFICATIONS

The Specifications and Contract Drawings and BUILDER’s working drawings of the Vessel are and shall remain property of the OWNER.

ARTICLE XVIII – NOTICES AND COMMUNICATIONS

Communication and notices shall be in writing addressed to the OWNER under this agreement and shall be addressed to the OWNER at the following address:

Mr. Cliff Kortman

PNK (LAKE CHARLES), L.L.C.

Suite 1800

3800 Howard Hughes Parkway

Las Vegas, NV 89109

With a copy to:                                         Mr. John A. Godfrey, Esq.

PNK (LAKE CHARLES), L.L.C.

Suite 1800

3800 Howard Hughes Parkway

Las Vegas, NV 89109

Communications and notices shall be in writing addressed to the BUILDER under this Agreement and shall be addressed to the BUILDER at the following address:

LEEVAC INDUSTRIES, LLC

P.O. Box 1190, (Hwy 90 E.)

Jennings, LA 70546

ATTN: Fred Stokes

FAX: 337-824-2970

Notices shall be given by letter or by Fax. If by Fax, with a Fax Return Confirmation of receipt of Fax.

ARTICLE XIX – TITLE

Title to the Vessel and to the work for the Vessel shall vest in OWNER as and when work is performed, title to the materials incorporated or installed in the Vessel shall vest in the OWNER as and when delivered to the BUILDER’S yard, and title to the components to be incorporated or installed in the Vessel shall vest in the OWNER as and when fabricated. As used herein, the term “Vessel” shall also mean a “ship” as defined in La. R.S. 9:5522 and the terms “work,” “materials,” and “components” shall have the meanings as set forth in La. R.S. 9:5522.” The risk of the loss or damage to such material and the Vessel shall remain with the BUILDER and the OWNER shall not be deemed to have waived its right to require the BUILDER to repair and replace, at the BUILDER’s expense, defective workmanship or damaged/defective material provided by BUILDER, and to deliver the Vessel with the contract work completed, as herein provided. The BUILDER shall have an equity in and lien on such material and completed contract work in the shipyard and elsewhere to the extent that BUILDER has not been paid for by the OWNER. Title to all scrap and title to any material which is surplus to the requirements of this Agreement (except material furnished by the OWNER of which under any adjustment of Agreement price under the provisions of this Agreement remains the property of the OWNER) shall be vested in the BUILDER. Without regard to the provisions of this Article XIX as to title, the BUILDER shall be subject to the risk of loss of all material and the Vessel until the completed Vessel is delivered to and accepted by the OWNER as provided in this Agreement.

In WITNESS WHEROF the parties hereto have caused this Agreement to be executed by their proper authorized representatives, thereunto duly authorized at [Illegible], LA .

WITNESSES:	LEEVAC INDUSTRIES, LLC

/s/ [Illegible]	SIGNATURE: /s/ W.F. Stokes

/s/ Krista J. Reed	NAME: W.F. Stokes

TITLE: President

DATE: 8/27/03

WITNESSES:	PNK (LAKE CHARLES), L.L.C. BY PINNACLE ENTERTAINMENT, INC., ITS SOLE MEMBER AND MANAGER

/s/ Sharon Taylor	SIGNATURE: /s/ Clifford D. Kortman

/s/ [Illegible]	NAME:CLIFFORD D. KORTMAN, Senior Vice President – Construction/Development

DATE: [Illegible]

LIST OF EXHIBITS

Contract Drawings - Exhibit “A”

Guidance Drawing List - Exhibit “B”

Matrix of Casino and Casino Support Items - Exhibit “C”

Certificate of Delivery and Acceptance - Exhibit “D”

Exhibit “A” Contract Drawings

4075-A12	Rev. 3	8/22/03	Main Deck Arrangement
4075-A13	Rev. 1	8/13/03	Upper Decks Arrangement
4075-A14	Rev. 1	8/13/03	Mezzanine Arrangement
4075-A17	Rev. 1	8/14/03	Boat Basin Sections
4075-A18	Rev. 1	8/21/03	Bow and Stern Elevations
4075-A19	Rev. 1	8/13/03	Outboard Profile (Starboard)
4075-A21	Rev. 1	8/20/03	Sideshell Decorative Treatment
4075-A23	Rev. 6	8/13/03	State Gaming Arrangement
4075-A35	Rev. 1	8/15/03	Hold & Tank Arrangement

Exhibit “B” Preliminary Contract Drawings List

4075-A50	Rev. 1	8/22/03	Emergency Egress Plan (2 sheets)
4075-A51	Rev. 1	8/22/03	Fire Boundary Diagram

4075-C12	Rev. 1	8/13/03	Lines Plan
4075-C48	Rev. 1	8/20/03	Welding Schedule

4075-E11	Rev. 3	8/22/03	Electrical One Line Diagram (3 sheets)
4075-E20	Rev. 2	8/22/03	208V/120V Distribution Power Panel
4075-E22	Rev. 1	8/22/03	Gaming Equipment Power Plan
4075-E25	Rev. 2	8/22/03	Lighting Deck Plan (3 sheets)
4075-E70	Rev. 1	8/20/03	Shore Power Connections

4075-F18	Rev. 1	8/20/03	Stacks and Masts
4075-F63	Rev. 1	8/22/03	Door, Window and Hatch Schedule (2 sheets)
4075-F70	Rev. 2	8/22/03	Ladders and Handrails

4075-H10	Rev. 1	8/22/03	HVAC Diagram – Top Deck (sheet 1 of 4)
4075-H10	Rev. 1	8/22/03	HVAC Diagram – Mezzanine (sheet 2 of 4)
4075-H10	Rev. 1	8/22/03	HVAC Diagram – Main Deck (sheet 3 of 4)
4075-H10	Rev. 1	8/22/03	HVAC Diagram – Hold Deck (sheet 4 of 4)
4075-H30	Rev. 1	8/22/03	Chilled Water Diagram–Top Deck (sheet 1 of 4)
4075-H30	Rev. 1	8/22/03	Chilled Water Diagram–Mezzanine (sheet 2 of 4)
4075-H30	Rev. 1	8/22/03	Chilled Water Diagram–Main Deck (sheet 3 of 4)
4075-H30	Rev. 1	8/22/03	Chilled Water Diagram–Hold Deck (sheet 4 of 4)

4075-M11	Rev. 1	8/21/03	Machinery Arrangement
4075-M57	Rev. 1	8/20/03	Paddlewheel Drive System Details
4075-M58	Rev. 1	8/19/03	Paddlewheel Construction Details

4075-P10	Rev. 1	8/21/03	Bilge, Ballast, and Firemain Diagram (4 sheets)
4075-P25	Rev. 1	8/21/03	Engine Cooling Diagram
4075-P38	Rev. 1	8/19/03	Vents, Sounds & Fills Diagram (3 sheets)
4075-P40	Rev. 1	8/15/03	Fresh Water Piping Diagram (5 sheets)
4075-P44	Rev. 1	8/22/03	Plumbing Drains Diagram (4 sheets)
4075-P50	Rev. 1	8/18/03	Diesel, Oil, Lube Oil & Dirty Oil Piping Diagram
4075-P75	Rev. 1	8/19/03	Generator Exhaust Piping Diagram (2 sheets)
4075-P80	Rev. 1	8/19/03	Compressed Air Diagram

4075-S11	Rev. 1	8/13/03	Typical Transverse Section and Watertight Blkhd.
4075-S20	Rev. 1	8/21/03	Typical Transverse Sections (2 sheets)
4075-S25	Rev. 2	8/20/03	Main Transverse Watertight Bulkheads
4075-S30	Rev. 1	8/19/03	Sideshell and Longitudinal Sections
4075-S40	Rev. 1	8/13/03	Bottom Shell Scantlings

4075-S41	Rev. 1	8/19/03	Main Deck Scantlings
4075-S42	Rev. 1	8/14/03	2nd Deck Scantlings
4075-S46	Rev. 1	8/20/03	Ramp and Mooring Details
4075-S51	Rev. 1	8/21/03	Main and Emergency Generator Foundations
4075-S53	Rev. 1	8/18/03	Paddlewheel Support Structure
4075-S59	Rev. 1	8/15/03	Structural Bulkheads Below Main Deck
4075-S60	Rev. 1	8/22/03	Main Deck Superstructure (3 sheets)
4075-S61	Rev. 1	8/14/03	2nd Deck Superstructure & P. H. Superstructure
4075-S62	Rev. 1	8/22/03	Mezzanine Deck Bhds. & Scantlings
4075-S65	Rev. 1	8/14/03	Elevator, Stairs & Lift Structural Details
4075-S86	Rev. 1	8/15/03	Long. and Vertical Alignment Guides (3 sheets)
4075-S87	Rev. 1	8/13/03	Temporary Structural Supports and Mooring Attachments for Transit

ABA Interior Design

IDC-001	Rev. 2	4/1/03	Project Sheet Directory
IDC-002	Rev. 2	4/1/03	General Notes & Abbreviations
IDC-050	Rev. 2	4/1/03	Casino Materials Finish List
IDC-051	Rev. 2	4/1/03	Casino Materials Finish List
IDC-052	Rev. 2	4/1/03	Casino Materials Finish List
IDC-100	Rev. 5	4/1/03	Casino/Reference Partition Plan
IDC-101	Rev. 4	4/1/03	Casino/Part 1 Partition Plan
IDC-102	Rev. 4	4/1/03	Casino/Part 2 Partition Plan
IDC-103	Rev. 4	4/1/03	Casino/Part 3 Partition Plan
IDC-104	Rev. 4	4/1/03	Casino/Part 4 Partition Plan
IDC-105	Rev. 4	4/1/03	Casino/Part 5 Partition Plan
IDC-106	Rev. 4	4/1/03	Casino/Part 6 Partition Plan
IDC-107	Rev. 4	4/1/03	Casino/Part 7 Partition Plan
IDC-108	Rev. 4	4/1/03	Casino/Part 8 Partition Plan
IDC-109	Rev. 4	4/1/03	Casino/Part 9 Partition Plan
IDC-200	Rev. 2	4/1/03	Casino/Reference Ceiling Plan
IDC-201	Rev. 5	4/1/03	Casino/Part 1 Reflected Ceiling Plan
IDC-202	Rev. 5	4/1/03	Casino/Part 2 Reflected Ceiling Plan
IDC-203	Rev. 5	4/1/03	Casino/Part 3 Reflected Ceiling Plan
IDC-204	Rev. 5	4/1/03	Casino/Part 4 Reflected Ceiling Plan
IDC-205	Rev. 5	4/1/03	Casino/Part 5 Reflected Ceiling Plan
IDC-206	Rev. 5	4/1/03	Casino/Part 6 Reflected Ceiling Plan
IDC-207	Rev. 5	4/1/03	Casino/Part 7 Reflected Ceiling Plan
IDC-208	Rev. 5	4/1/03	Casino/Part 8 Reflected Ceiling Plan
IDC-209	Rev. 5	4/1/03	Casino/Part 9 Reflected Ceiling Plan
IDC-400	Rev. 2	4/1/03	Casino/Reference Floor Covering Plan
IDC-401	Rev. 2	4/1/03	Casino/Part 1 Floor Covering Plan
IDC-402	Rev. 2	4/1/03	Casino/Part 2 Floor Covering Plan
IDC-403	Rev. 2	4/1/03	Casino/Part 3 Floor Covering Plan
IDC-404	Rev. 2	4/1/03	Casino/Part 4 Floor Covering Plan

IDC-405	Rev. 2	4/1/03	Casino/Part 5 Floor Covering Plan
IDC-406	Rev. 2	4/1/03	Casino/Part 6 Floor Covering Plan
IDC-407	Rev. 2	4/1/03	Casino/Part 7 Floor Covering Plan
IDC-408	Rev. 2	4/1/03	Casino/Part 8 Floor Covering Plan
IDC-409	Rev. 2	4/1/03	Casino/Part 9 Floor Covering Plan
IDC-500	Rev. 2	4/1/03	Casino/Ref. Furniture, Fixture & Accessory Plan
IDC-501	Rev. 4	4/1/03	Casino/Part 1 Furniture, Fixture & Accessory Plan
IDC-502	Rev. 4	4/1/03	Casino/Part 2 Furniture, Fixture & Accessory Plan
IDC-503	Rev. 4	4/1/03	Casino/Part 3 Furniture, Fixture & Accessory Plan
IDC-504	Rev. 4	4/1/03	Casino/Part 4 Furniture, Fixture & Accessory Plan
IDC-505	Rev. 4	4/1/03	Casino/Part 5 Furniture, Fixture & Accessory Plan
IDC-506	Rev. 4	4/1/03	Casino/Part 6 Furniture, Fixture & Accessory Plan
IDC-507	Rev. 4	4/1/03	Casino/Part 7 Furniture, Fixture & Accessory Plan
IDC-508	Rev. 4	4/1/03	Casino/Part 8 Furniture, Fixture & Accessory Plan
IDC-509	Rev. 4	4/1/03	Casino/Part 9 Furniture, Fixture & Accessory Plan
IDC-600	Rev. 4	4/1/03	Casino Interior Elevations
IDC-601	Rev. 4	4/1/03	Casino Interior Elevations
IDC-602	Rev. 4	4/1/03	Casino Interior Elevations
IDC-603	Rev. 4	4/1/03	Casino Interior Elevations
IDC-604	Rev. 4	4/1/03	Casino Interior Elevations
IDC-605	Rev. 4	4/1/03	Casino/High Limit Interior Elevations
IDC-606	Rev. 2	4/1/03	Casino Interior Elevations
IDC-607	Rev. 2	4/1/03	Casino Interior Elevations
IDC-608	Rev. 2	4/1/03	Casino/Men Restroom Interior Elevations
IDC-609	Rev. 2	4/1/03	Casino/Women Restroom Interior Elevations
IDC-610	Rev. 2	4/1/03	High Limit Restrooms/Cage Interior Elevations

CON-TECH

CM0.0.0V	Rev. 4	3/31/03	Communications Drawing Matrix
CM0.0.1V	Rev. 4	3/31/03	Communications Notes and Symbols
CM2.1.V	Rev. 4	3/31/03	Casino Vessel Main Deck Voice/Data Plan
CM2.1M.V	Rev. 3	3/31/03	Casino Vessel Upper Decks Arrangement
CM3.1.VA	Rev. 4	3/31/03	Casino Vessel Main Deck Surveillance RCP
CM3.1.VB	Rev. 4	3/31/03	Casino Vessel Main Deck Audio RCP
CM8.0.1V	Rev. 3	3/31/03	Communications Room Details

MEYER & ASSOCIATES

C-7	Rev. 1	2/3/03	Berthing Plan
C-9	Rev. 1	2/3/03	Enlarged Site Plan
C-39	Rev. 2	3/31/03	Cofferdam Plan
C-40	Rev. 2	3/31/03	Cofferdam & Mooring Sections & Details
C-41	Rev. 2	3/31/03	Cofferdam Walkway & Misc. Sections & Details

CDF

K0.1	Rev. 0	4/1/03	Casino Vessel Master Plan
K1.0	Rev. 0	4/1/03	Entertainment Bar & Service Bar#l & #2 Equipment Plan & Schedule
K1.1	Rev. 0	4/1/03	Entertainment Bar & Service Bar #1 & #2 Building Works Plan
K1.2	Rev. 0	4/1/03	Entertainment Bar & Service Bar #1 & #2 Plumbing Plan & Schedule
K1.3	Rev. 0	4/1/03	Entertainment Bar & Service Bar #1 & #2 Electrical Plan & Schedule
K2.0	Rev. 0	4/1/03	Service Bar #3 & Beverage Stations Equip. Plan
K2.1	Rev. 0	4/1/03	Service Bar #3 & Beverage Stations Building Works Plan
K2.2	Rev. 0	4/1/03	Service Bar #3 & Beverage Stations Plumbing Plan/Schedule
K2.3	Rev. 0	4/1/03	Service Bar #3 & Beverage Stations Electrical Plan/Schedule
K3.0	Rev. 0	4/1/03	VIP Bar, Service Bar #4 and Buffet Equip. Plan
K3.1	Rev. 0	4/1/03	VIP Bar, Service Bar #4 and Building Works Plan
K3.2	Rev. 0	4/1/03	VIP Bar, Service Bar #4 and Plumbing Plan
K3.3	Rev. 0	4/1/03	VIP Bar, Service Bar #4 and Electrical Plan
K4.0	Rev. 0	4/1/03	Mezzanine Level Beverage Room Equipment Plan/Schedule
K4.1	Rev. 0	4/1/03	Mezzanine Level Beverage Room Building Works Plan
K4.2	Rev. 0	4/1/03	Mezzanine Level Beverage Room Plumbing And Electrical Plan/Schedule

SCHINDLER

Rev. 0	3/14/03	Hydraulic Elevator—Plans & Details

MULTI-COM

PR433-00	Rev. 0	3/26/03	Hold Deck Sound System Layout P.1
PR433-01	Rev. 0	3/26/03	Main Deck Sound System Speaker Layout P.I
PR433-02	Rev. 0	3/26/03	Sound System Speaker Layout P.3

BERGMAN. WALLS & ASSOCIATES

LR-01	Rev. 1	4/1/03	330 x 225 Paddlewheel Casino Vessel - Vessel Si Site Plan

Exhibit “C” Matrix of Casino and Casino Support Items

SEE ATTACHED

Exhibit “D” Certificate of Completion and Acceptance

CERTIFICATE OF DELIVERY AND ACCEPTANCE

DATE:	TIME:

PLACE:

PURSUANT TO THE SPECIFICATIONS, CONTRACT DRAWINGS FOR THE CONSTRUCTION OF A RIVERBOAT CASINO, HULL NO. 337, LEEVAC INDUSTRIES, LLC HEREBY TENDERS TO PNK (LAKE CHARLES), LLC:

LEEVAC INDUSTRIES, LLC WARRANTS (I) THAT THE WORK HAS BEEN COMPLETED; (II) THAT ALL TRIALS AND TESTS HAVE BEEN SATISFACTORILY COMPLETED; (III) THAT THE WORK COMPLIES WITH THE SPECIFICATIONS AND CONTRACT DRAWINGS AND APPLICABLE LAW AND IS FREE FROM DEFECTS IN MATERIALS AND WORKMANSHIP; (IV) THAT THERE ARE NO LIENS OR CLAIMS UPON SAID WORK FOR MATERIALS, EQUIPMENT OR LABOR FOR SAID VESSEL, EXCEPT THOSE CREATED OR INCURRED BY THE OWNER, ITS SUBCONTRACTORS, VENDORS OR EMPLOYEES; (V) THAT A TEMPORARY CERTIFICATE OF OCCUPANCY OR EQUIVALENT CERTIFICATION HAS BEEN ISSUED BY THE APPLICABLE GOVERNMENT AGENCY HAVING JURISDICTION OVER THE WORK INCLUDING, BUT NOT LIMITED TO, THE U.S. COAST GUARD; (VI) THAT ALL SYSTEMS INCLUDED IN THE WORK ARE OPERATIONAL AS DESIGNED AND TESTED; (VII) THAT BUILDER HAS PROVIDED EVIDENCE THAT IT HAS COMPLETED OR IS READY TO PERFORM DESIGNATED INSTRUCTION AND TRAINING OF OWNER’S PERSONNEL IN THE OPERATIONS AND MAINTENANCE OF THE WORK; (VIII) THAT ALL WARRANTIES ARE IN PLACE AND TURNED OVER TO OWNER; (IX) THAT ALL FINAL FINISHES, FIXTURES AND EQUIPMENT REQUIRED BY THE CONTRACT DOCUMENTS ARE IN PLACE; AND (X) THAT REPRODUCIBLE AS-BUILT DRAWINGS WILL BE COMPLETED AND SUBMITTED TO OWNER WITHIN THIRTY (30) CALENDAR DAYS FOLLOWING THE DATE OF CERTIFICATION.

PNK (LAKE CHARLES), LLC			LEEVAC INDUSTRIES, LLC

BY:	PINNACLE ENTERTAINMENT, INC., IT’S SOLE MEMBER AND MANAGER

BY:

TITLE:		TITLE: